Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Media)	(Investors)
	Mark Benson	Eric Cremers
	509.835.1513	509.835.1521

Potlatch Reports Third Quarter 2009 Results

SPOKANE, Wash—October 26, 2009—Potlatch Corporation (NYSE:PCH) today reported financial results for the third quarter ended September 30, 2009.

“We continued to make improvements in several areas during the quarter,” said Michael Covey, chairman, president and chief executive officer of Potlatch Corporation. “With the closing of the timber deed sale in September, we significantly improved our balance sheet and provided additional liquidity as the $48.7 million of net proceeds were used to pay down a portion of our credit facility. Additionally, the performance of our Wood Products business continued to improve as the division produced positive cash flow during the quarter. Finally, we are optimistic about our Resource business because log prices appear to have bottomed, so, as housing continues to improve, so should log prices,” concluded Mr. Covey.

Q3 2009 FINANCIAL SUMMARY

•	Earnings from continuing operations for the quarter were $46.0 million, or $1.15 per diluted common share, compared to $24.9 million, or $0.62 per diluted common share for Q3 2008.

•	The timber deed sale was finalized in September 2009, resulting in $48.7 million of net proceeds.

•

Cash provided by operating activities from continuing operations was $78.4 million for Q3 2009 compared to $29.5 million for Q3 2008. Year-to-date 2009 cash provided by operating activities from continuing operations was $115.6 million compared to $46.4 million for the same period in 2008.

Q3 2009 BUSINESS PERFORMANCE

Resource

The Resource segment had an excellent third quarter as a result of the timber deed sale in September. The third quarter is seasonally the Northern region’s strongest production quarter, but harvest levels remained relatively low as a result of the previously announced harvest deferral due to weak market conditions. Sequentially, prices for both sawlogs and pulpwood increased slightly in the Northern region and remained stable in the Southern region.

•	Operating income for the segment in Q3 2009 was $55.4 million, compared to $30.7 million in Q3 2008. The timber deed provided approximately $41.5 million of operating earnings in Q3 2009.

Southern Region

•	Total fee harvest volume decreased 8 percent in Q3 2009 from Q3 2008, due to the harvest deferral as well as unseasonably wet logging conditions in Q3 2009.

•	Prices for sawlogs and pulpwood remained stable in Q3 2009 compared to Q2 2009, but decreased 7 percent and 12 percent, respectively, compared to Q3 2008.

Northern Region

•

Total fee harvest volume decreased 22 percent in Q3 2009 from Q3 2008. In Q3 2008, Idaho experienced very favorable logging conditions, resulting in higher harvest levels for that period. In Q3 2009, the Northern region experienced significantly lower log production due to depressed softwood lumber markets that contributed to weak log demand.

•	Prices for both sawlogs and pulpwood increased slightly in Q3 2009 compared to Q2 2009, but decreased 29 percent and 10 percent, respectively, compared to Q3 2008.

Real Estate

Results from the Real Estate segment were lower in Q3 2009 compared to Q3 2008, primarily due to a higher cost basis for land sold in 2009. The demand for property has continued at a fairly steady level, particularly for rural recreational property. Real Estate segment results depend on the timing of sales transactions, and are often uneven from one reporting period to another.

•	Operating income for the segment was $1.5 million in Q3 2009, compared to $1.5 million in Q2 2009 and $3.2 million in Q3 2008.

•	In Q3 2009, we sold 812 acres of HBU property for approximately $1.9 million, or

$2,342 per acre. Rural land sales totaled 2,118 acres for which we received proceeds of approximately $2.4 million, for an average price of $1,150 per acre. We executed one non-strategic timberland sale for 2,617 acres in Q3 2009 for approximately $1.3 million, or $500 per acre.

•	In Q3 2008, HBU land sales totaled 327 acres at an average price of $2,462 per acre and rural land sales totaled 4,849 acres at an average price of $1,172 per acre.

•

Year-to-date 2009, operating income for the segment is up 43 percent over the comparable 2008 period, primarily due to a single sale of approximately 24,500 acres of Arkansas timberland in January 2009.

Wood Products

The Wood Products segment posted improved results for the third consecutive quarter. The segment operated at positive cash flow during Q3 2009.

•

The segment reported an operating loss of $1.5 million for Q3 2009 compared to operating income of $1.6 million in Q3 2008. Sequentially, the business continues to improve, as the segment reported operating losses of $3.0 million and $11.2 million in Q2 2009 and Q1 2009, respectively.

•	Results for the Wood Products segment continue to be negatively impacted by the downturn in the lumber and housing market.

•

Lumber sales volumes decreased 3 percent and sales prices decreased 13 percent in Q3 2009 from Q3 2008. However, slight improvements were seen sequentially as lumber sales volumes increased 1 percent and sales prices increased 9 percent in Q3 2009 over Q2 2009.

•

Our lumber mill in Arkansas was shut down for one week in September as wet weather conditions impacted log deliveries, resulting in a log inventory shortage. Our particleboard plant in Idaho was shut down for two weeks in August due to a lack of orders and a build-up of finished goods inventory. All of our other lumber mills operated at full production levels during Q3 2009.

Dividend Distribution

During the third quarter, Potlatch paid its regular quarterly cash distribution on the company’s common stock of $0.51 per share.

Timber Deed Sale

In September 2009, Potlatch completed the timber deed sale with Forest Investment Associates, a timberland investment management organization, for $49.0 million. The transaction is considered a sale of stumpage, which is qualified REIT income. The sale, which does not include the underlying land, was for 49,536 acres of pre-merchantable timber located in south central Arkansas. The age class of the trees ranges from 1 to 10 years, with the average age being just under 7 years. Full use of the land reverts back to Potlatch after a full harvest cycle is completed, which is no later than 30 years after the trees were initially planted. The basis of the timber sold, which is classified as depletion, totaled $7.1 million. Potlatch used the net proceeds to pay down its revolving credit facility.

OUTLOOK

“Our outlook for the next several quarters remains unchanged from the prior quarter. Softwood lumber prices remain relatively depressed due to the weak housing market, which is putting pressure on our Wood Products business. We expect that the business will not be a meaningful contributor until housing improves. Similarly, the outlook for our Resource business remains subdued due to relatively weak end-use markets. Nonetheless, we are encouraged by the recent price stabilization in our Resource business and look forward to significantly increasing harvest volumes when the pricing environment improves, which we expect to happen in the second half of 2010. Regarding our Real Estate segment, we expect continued interest in our HBU and our rural recreation properties. The non-strategic timberland sale in the first quarter, coupled with the timber deed sale in the third quarter, demonstrate the continued interest in our non-strategic timberland.

“In spite of today’s weak environment, we are encouraged about our long term prospects. We believe our business will grow once the housing market begins to recover, which we are starting to see. In the meantime we will continue to closely monitor raw material and other costs,” concluded Mr. Covey.

CONFERENCE CALL INFORMATION

A live webcast and conference call will be held Tuesday, October 27, 2009, at 8 a.m. Eastern (5 a.m. Pacific). Those interested may access the webcast at http://ir.potlatchcorp.com and conference call by dialing 866-393-8403 for U.S./Canada and 706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 30926400. Supplemental materials that we will discuss during the call will be available on our website.

For those unable to participate in the call, an archived recording will be available through the Potlatch Corporation Web site at http://ir.potlatchcorp.com for approximately one year following the conference call. A telephone replay of the conference call will be available until November 3, 2009, by calling 800-642-1687 for U.S./Canada or 706-645-9291 for international callers and entering passcode number 30926400.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.6 million acres of timberland in Arkansas, Idaho, Minnesota and Wisconsin. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about future company performance, direction of markets, log pricing, future harvest levels, demand for real estate, lumber pricing, the results of efforts to minimize losses in our Wood Products segment, and the recovery of the housing market. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof and the company does not undertake to update any forward-looking statements.

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Potlatch Corporation and Consolidated Subsidiaries

Statements of Operations and Comprehensive Income

Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues	$163,716	$130,791	$372,091	$346,374

Costs and expenses:
Depreciation, depletion and amortization	15,388	9,489	26,906	22,026
Materials, labor and other operating expenses	89,614	84,714	230,620	222,017
Selling, general and administrative expenses	13,930	12,559	33,246	35,308

	118,932	106,762	290,772	279,351

Earnings from continuing operations before interest and taxes	44,784	24,029	81,319	67,023
Interest expense	(5,102)	(4,857)	(14,816)	(15,530)
Interest income	7	98	45	552

Earnings from continuing operations before taxes	39,689	19,270	66,548	52,045
Income tax benefit	6,333	5,600	11,937	14,984

Earnings from continuing operations	46,022	24,870	78,485	67,029

Discontinued operations:
Gain (loss) from discontinued operations (including losses on disposal of $-, $(387), $- and $(20,403))	(300)	621	(6,724)	(17,450)
Income tax benefit (provision)	117	(241)	2,664	7,408

	(183)	380	(4,060)	(10,042)

Net earnings	$45,839	$25,250	$74,425	$56,987

Other comprehensive income, net of tax	$1,816	$971	$3,848	$3,742

Comprehensive income	$47,655	$26,221	$78,273	$60,729

Earnings per common share from continuing operations
Basic	$1.16	$0.63	$1.97	$1.70
Diluted	1.15	0.62	1.97	1.69
Earnings (loss) per common share from discontinued operations
Basic	$(0.01)	$0.01	$(0.10)	$(0.25)
Diluted	—	0.01	(0.10)	(0.26)
Net earnings per common share:
Basic	$1.15	$0.64	$1.87	$1.45
Diluted	1.15	0.63	1.87	1.43
Average shares outstanding (in thousands):
Basic	39,765	39,515	39,751	39,432
Diluted	39,920	39,793	39,892	39,713

Certain 2008 amounts have been reclassified to conform to the 2009 presentation.

Potlatch Corporation and Consolidated Subsidiaries

Condensed Balance Sheets

Unaudited (Dollars in thousands - except per-share amounts)

	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash	$1,388	$885
Short-term investments	302	3,034
Receivables, net	27,797	38,750
Restricted cash	106,250	—
Note receivable	—	100,000
Inventories	23,921	36,686
Other assets	17,043	16,423

Total current assets	176,701	195,778
Land, other than timberlands	3,521	3,521
Plant and equipment, at cost less accumulated depreciation	76,887	82,613
Timber, timberlands and related deposits, net	536,827	553,913
Deferred tax assets	79,702	74,653
Other assets	27,174	27,843

	$900,812	$938,321

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments on long-term debt	$100,011	$100,410
Current notes payable	72,500	129,100
Accounts payable and accrued liabilities	75,322	57,635

Total current liabilities	247,833	287,145
Long-term debt	220,943	220,927
Liability for pensions and other postretirement employee benefits	209,491	216,926
Other long-term obligations	15,975	15,089
Stockholders’ equity	206,570	198,234

	$900,812	$938,321

Stockholders’ equity per common share	$5.19	$4.99
Working capital	$(71,132)	$(91,367)
Current ratio	0.7:1	0.7:1

Potlatch Corporation and Consolidated Subsidiaries

Condensed Statements of Cash Flows

Unaudited (Dollars in thousands)

	Nine Months Ended September 30,
	2009	2008
Cash Flows From Continuing Operations
Net earnings	$74,425	$56,987
Adjustments to reconcile net earnings to net operating cash flows from continuing operations:
Loss (gain) from discontinued operations	4,060	(2,404)
Loss on disposal of discontinued operations	—	12,446
Depreciation, depletion and amortization	26,906	22,026
Proceeds from sales deposited with a like-kind exchange intermediary	(2,030)	(34,626)
Basis of real estate sold	9,730	7,788
Deferred tax benefit	(18,145)	(7,642)
Equity-based compensation expense	2,742	3,150
Employee benefit plans	(773)	(1,803)
Other	(187)	292
Working capital changes	18,896	(9,787)

Net cash provided by operating activities from continuing operations	115,624	46,427

Cash Flows From Investing
Change in short-term investments	21,361	47,600
Additions to plant and properties	(11,848)	(31,848)
Deposits on timberlands	—	(27,328)
Other, net	(444)	626

Net cash provided by (used for) investing activities from continuing operations	9,069	(10,950)

Cash Flows From Financing
Change in book overdrafts	1,143	(4,896)
Increase (decrease) in notes payable	(56,600)	3,400
Issuance of common stock	494	3,793
Repayment of long-term debt	(383)	(182)
Distributions to common stockholders	(60,821)	(60,405)
Other, net	63	(1,650)

Net cash used for financing activities from continuing operations	(116,104)	(59,940)

Cash flows provided by (used for) continuing operations	8,589	(24,463)
Cash flows of discontinued operations:
Operating cash flows	(8,086)	37,426
Investing cash flows	—	(16,147)
Financing cash flows	—	(2,073)

Increase (decrease) in cash	503	(5,257)
Cash at beginning of period	885	9,047

Cash at end of period	$1,388	$3,790

Certain 2008 amounts have been reclassified to conform to the 2009 presentation.

Potlatch Corporation and Consolidated Subsidiaries

Highlights

Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Cash distributions per common share	$0.51	$0.51	$1.53	$1.53

Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues
Resource	$109,045	$94,552	$183,539	$199,893

Real Estate	5,646	6,750	58,379	43,198

Wood Products
Lumber	38,097	44,618	100,733	119,624
Plywood	10,476	11,353	24,499	39,361
Particleboard	2,094	4,456	7,766	14,177
Other	9,565	14,884	26,764	37,968

	60,232	75,311	159,762	211,130

	174,923	176,613	401,680	454,221
Intersegment revenues	(11,207)	(45,822)	(29,589)	(107,847)

Total consolidated revenues	$163,716	$130,791	$372,091	$346,374

Operating income (loss)
Resource	$55,374	$30,746	$70,745	$60,102
Real Estate	1,455	3,225	44,474	31,192
Wood Products	(1,532)	1,585	(15,708)	(2,261)
Eliminations and adjustments	(764)	(3,337)	4,323	(109)

	54,533	32,219	103,834	88,924
Corporate	(14,844)	(12,949)	(37,286)	(36,879)

Earnings from continuing operations before taxes	$39,689	$19,270	$66,548	$52,045

Certain 2008 amounts have been reclassified to conform to the 2009 presentation.